Exhibit 99.1

For Immediate Release	Contact:	Jeff Mattich
Chief Financial Officer
(214) 623-8446

Matt Kreps
Account Manager
Halliburton Investor Relations
(972) 458-8000
Home Solutions Reports Record Third Quarter 2006 Results
Third Quarter Revenues, Net Income Grow Significantly
Company Updates Outlook, Reaffirms EPS Guidance
November 14, 2006 (Dallas, TX) — Home Solutions of America, Inc. (NASDAQ: HSOA; the “Company” or “Home Solutions”), a provider of recovery, restoration and rebuilding/remodeling services, today reported record financial results for its third quarter ended September 30, 2006. Third quarter revenue, operating income and net income all increased substantially related to the rebuilding activity upswing in New Orleans and the Gulf Coast region.
“As anticipated, the third quarter represents the launching point for rebuilding the storm affected areas of the Gulf Coast, especially the New Orleans area,” said Frank J. Fradella, Chairman and Chief Executive Officer of Home Solutions. “The multiyear rebuilding effort is now making significant progress and we are confident that Home Solutions will play a leading role in helping New Orleans and the surrounding area rebuild their communities. Increased workflow has propelled the Company to record growth and net income. The Company has invested in its recovery and restoration segments through recent acquisitions to be ahead of the curve for future growth through the increased operating capacity provided by Fireline Restoration and the growth capabilities of Associated Contractors. Both acquisitions are fully integrated into Home Solutions today and making significant contributions to our rebuilding efforts. We recently obtained a $60 million credit facility to support the working capital requirements of our business. The Company’s excellent history of project management affords us excellent support to take these steps today for continued future success. ”
Nine Months Ended September 30, 2006 Consolidated and Segment Results
•	Revenues from continuing operations for the nine-month period ended September 30, 2006 increased 125% to a record $92.5 million, versus $41.1 million for the same period in 2005 and greater than the Company’s full-year 2005 revenue.

•	For the nine-month period, gross margin remained effectively level at 45.8% as compared to the same period a year ago at 45.3%. Gross margins remain strong into the rebuilding cycle reflecting the large volume of work needs of the Gulf Coast region and high value of reconstruction services.

•	EBITDA increased 200% to $24.4 million (including $23.2 million of operating income and $1.2 million of depreciation and amortization), compared to $8.1 million (including $7.2 million of operating income and $0.9 million of depreciation and amortization).

•	Year-to-date net income was $15.7 million, or $0.38 per diluted share, up 253% from $4.4 million, or $0.18 per diluted share in 2005.

Home Solutions Reports Record Third Quarter 2006 Results, continued
•	For the nine-month period, net revenue for the Recovery/Restoration Services was $63.4 million compared to $20.6 million, representing a 208% increase over the same period last year due to the increased activity in the Gulf Coast region.

•	Rebuilding/Remodeling revenue for the nine-month period was $29.1 million from continuing operations, compared to $20.5 million in the year-ago period. The Company continues to see growth on increased sales activity with its end customers.
Third Quarter 2006 Consolidated Results
•	Revenues from continuing operations for the third quarter grew to a record $49.1 million, up 103% from the second quarter 2006 revenues of $24.2 million and up 159% from $19.0 million for the third quarter of 2005.

•	Third quarter 2006 net income increased 243% to a record $8.1 million, or $0.18 per diluted share compared to $2.4 million, or $0.08 per diluted share, in the same quarter last year.

•	Third quarter 2006 EBITDA increased 239% to $13.8 million (including $13.3 million of operating income and $.5 million of depreciation and amortization), compared to $4.1 million (including $3.8 million of operating income and $.3 million of depreciation and amortization) in the 2005 third quarter.

•	Third quarter gross margin was 42.8% compared to 45.2% in the same quarter of 2005 and compared to 47.1% in the second quarter 2006. The change in gross margin reflects the Company’s anticipated smoothing of overall margins in the restoration business

•	As of September 30, 2006, the Company reported $5.7 million in cash, and debt of $46.8 million, including the $21.5 million seller note associated with the Fireline acquisition. The Company recently announced an increased credit facility of up to $60 million to accommodate the Company’s growth and lower its cost of capital.

•	The Recovery/Restoration Services segment generated a 277% increase in revenue to $39.8 million. Gross profit increased 216% to $17.8 million over the prior year same three-month period. This increase is due to the ongoing increase of reconstruction under the Company’s contracts. Work in this segment includes fully integrated activity by the Company’s historic businesses plus the acquisition of Fireline Restoration. The Company also recently announced the acquisition of Associated Contractors II, LLC in October 2006 furthering the Company’s ability to compete for additional contracts in the Gulf Coast region.

•	Revenues from continuing operations in the Rebuilding/Remodeling business segment for the third quarter of 2006 increased 10.3% to $9.3 million. Gross profit increased 8.3% to $3.2 million from the prior year same period.

•	Accounts receivable (net of reserve) increased to $61.4 million, including the Fireline acquired accounts receivable of $24.2 (net of reserve). The growth correlates to the increased revenues in the quarter.
Outlook
“As we expected, third quarter results reflect the significant upswing of reconstruction work throughout the Gulf Coast. Our workflow increased as many contracts, including several large deals we previously announced, have begun large scale work. We also continue to secure and deliver new work daily for customers throughout the storm affected regions as well as core business in all of our markets. We continue

Home Solutions Reports Record Third Quarter 2006 Results, continued
to execute our growth strategy to build long-term and sustainable revenue lines as a broad disaster recovery and home services company. This gives us strong confidence for continued growth in the fourth quarter and throughout 2007.
“The acquisition of Fireline, which enhances our operating leverage for major projects, is already fully integrated and contributing to our success. We intend to do the same with the recent acquisition of Associated, a partner with which we are already fully engaged, for securing additional work in the future,” continued Mr. Fradella. “As a result of our expanded capabilities, we are today considering and bidding contracts throughout the southeast including work crossing our many capabilities as a single-source solution.”
“We are also updating our guidance to reflect changes in our work flow expectations. We anticipate approximately $25 million in work delays, moving those revenues into 2007. However, adding our recent acquisitions and new work awards, we are adjusting our guidance on revenues to $150 million to $160 million for the full year, subject to the progress of executing our current backlog and the continued funding of the recovery efforts in the Gulf Region. We are reaffirming diluted earnings per share guidance of $0.56 to $0.60, including the affect of the newly issued shares from our acquisitions. Given our current workflow rate, we expect 2007 revenue growth of approximately 30% over 2006 revenue. We will address the details of 2007 guidance early next year.”
Conference Call
Home Solutions will host a conference call today at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call ten minutes before the start time: 877-809-9543 (U.S. and Canada) and 706-679-0135 (international). A replay of the call will be available two hours after completion of the call through November 21, 2006. To access the replay, please dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international) and refer to pass code 1608217. The live webcast and archived replay can also be accessed on the company’s Web site at www.homcorp.com. The online archive of the webcast will be available for approximately 90 days.
About Home Solutions of America, Inc.
Home Solutions of America, Inc. is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina. For additional information, please visit the Company’s Web site at www.homcorp.com.
Cautionary Notice
Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including “anticipate,” “believe,” “intends,” “estimates,” “expect,” and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company’s future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company’s reports filed with the SEC.
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Home Solutions Reports Record Third Quarter 2006 Results, continued
Home Solutions of America, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2006	2005
Assets	(unaudited)	(audited)
Current assets:
Cash	$5,734	$8,225
Accounts receivable, net	61,417	20,585
Current portion of notes receivable	1,134	361
Inventories	4,566	1,026
Current assets of discontinued operations held for sale	—	767
Prepaid expenses and other current assets	2,542	1,041
Costs in excess of billings	13,020	—
Deferred tax asset	6,044	—
Assets held for sale	—	840

Total current assets	94,457	32,845

Property and equipment, net	5,894	2,466
Intangibles, net	8,913	9,501
Goodwill	90,690	41,882
Notes receivable, net of current portion	188	525
Non-current assets of discontinued operations held for sale	—	391
Deferred tax asset	—	793
Other assets	993	264

	$201,135	$88,667

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$20,242	$6,267
Lines of credit	18,719	—
Deferred revenue	260	—
Billings in excess of costs	926	—
Current portion of debt	27,227	3,382
Current portion of capital lease obligations	174	76
Current liabilities of discontinued operations held for sale	—	1,216

Total current liabilities	67,548	10,941
Long-term Liabilities:
Debt, net of current portion	825	1,363
Non-current liabilities of discontinued operations held for sale	—	158
Minority interest	358	483
Capital lease obligations, net of current portion	715	117

Total liabilities	69,446	13,062

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $.001 par value, 100,000 shares authorized; 44,569 and 35,510 shares issued and outstanding respectively	45	36
Additional paid-in capital	130,522	90,122
Retained earnings (accumulated deficit)	1,122	(14,553)

Total stockholders’ equity	131,689	75,605

	$201,135	$88,667

Home Solutions Reports Record Third Quarter 2006 Results, continued
Home Solutions of America, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$49,077	$18,977	$92,510	$41,071

Costs and expenses
Cost of sales	28,058	10,397	50,170	22,458
Selling, general and administrative expenses	7,739	4,831	19,159	11,386

	35,797	15,228	69,329	33,844

Operating income	13,280	3,749	23,181	7,227

Other income, net:
Gain on sale of assets	—	25	22	27
Interest income	87	15	211	46
Interest expense	(718)	(620)	(836)	(1,399)
Other income (expense)	16	28	71	75

Total other income (expense)	(615)	(552)	(532)	(1,251)

Income from continuing operations before income taxes and minority interest	12,665	3,197	22,649	5,976

Income taxes	4,387	286	8,057	480
Minority interest	192	252	658	731

Income before discontinued operations	8,086	2,659	13,934	4,765

Gain (loss) from discontinued operations, net of taxes	—	(303)	1,741	(322)

Net income	$8,086	$2,356	$15,675	$4,443

Net income available to common shareholders per share	$8,086	$2,356	$15,675	$4,443

Basic earnings per share:
Income from continuing operations	$0.19	$0.09	$0.35	$0.20
Gain (loss) from discontinued operations, net of taxes	—	(0.01)	0.05	(0.02)

	$0.19	$0.08	$0.40	$0.18

Diluted earnings per share:
Income from continuing operations	$0.18	$0.09	$0.34	$0.19
Gain (loss) from discontinued operations, net of taxes	—	(0.01)	0.04	(0.01)

	$0.18	$0.08	$0.38	$0.18

Weighted average number of common shares outstanding:
Basic	43,229	23,717	39,167	20,569
Diluted	45,181	27,833	41,439	23,171